BERKSHIRE BANK

ENDORSEMENT METHOD SPLIT DOLLAR AGREEMENT

This Split Dollar Agreement (“Agreement”) is adopted this 19th day of January, 2011 (the “Effective Date”) by and between Berkshire Bank, a state chartered savings bank (the “Bank”), and ____________ (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of certain life insurance policies on the Executive’s life.  The Bank will pay the life insurance premiums from its general assets.

AGREEMENT

I.	DEFINITIONS

1.1           “Insurers” means New York Life and Annuity Corporation, Great-West Life & Annuity Insurance Company and Ohio National, as such policies may be amended from time to time.

1.2           “Policies” means [insert number of different policies].

1.3           “Terminated Employment” means the Executive ceasing to be employed by the Bank for any reason whatsoever, other than by reason of Executive’s death or due to a Bank approved leave of absence.

II.	POLICY TITLE AND OWNERSHIP

The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership.  The Bank alone may exercise the right to borrow or withdraw on the policy cash values.  Where the Bank and the Executive (or assignee, with the consent of the Executive) mutually agree to exercise the right to increase the coverage under the Policies, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.           EXECUTIVE’S INTEREST

The Executive (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Executive’s share of the proceeds payable upon the death of the Executive.  The Executive’s beneficiary (ies) shall receive the death proceeds in a single lump sum payment as soon as practicable following the death of the Executive, subject to any right or interest the Bank may have in such proceeds, as provided in the Agreement.

IV.           PREMIUM PAYMENT METHOD

The Bank shall pay any premiums due on the Policies so long as the Bank chooses to maintain the Policies in force.

V.	TAX TREATMENT; IMPUTED INCOME TO EXECUTIVE

It is agreed by and between the parties hereto that, because the arrangement established pursuant to this Agreement provides only death benefits by use of a Bank-owned policy, it is properly reportable and taxable, for income and payroll tax purposes, under the "economic benefit" regime of the IRS's 2003 final split dollar regulations, and it should not be considered a nonqualified deferred compensation plan subject to the restrictions of section 409A of the Internal Revenue Code.  Accordingly, the Executive will receive an annual taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service.  The Bank will report to the Executive the amount of imputed income each year on a Form W-2 or its equivalent.

VI.	EXECUTIVE’S INTEREST IN DEATH PROCEEDS

The Executive shall have the right to designate a beneficiary or beneficiaries of an amount of death proceeds as follows:

6.1           If the Executive has not Terminated Employment at the time of the Executive’s death, the Executive’s beneficiary, designated in accordance with Paragraph III, shall be entitled to an amount equal to the lesser of $750,000 or the “net amount at risk.” The “net amount at risk” means (i) the total proceeds payable from the Policies (e.g., the total face amount upon death of the Executive), less (ii) the cash value of the Policies.

6.2           If the Executive’s death occurs after he or she Terminated Employment, no benefit shall be payable to the Executive’s beneficiary.

6.3           The Bank shall be entitled to the remainder of such proceeds.

VII.	CASH VALUE OF THE POLICIES

The Bank shall at all times be entitled to the policy’s entire cash value.  The Executive shall not have any interest in the policy's cash value.

VIII.	TERMINATION OF AGREEMENT

This Agreement shall terminate, and no benefits shall be payable under this Agreement, upon the occurrence of any one of the following:

8.1           The Executive shall Terminate Employment; or

8.2           The Bank surrenders, terminates or allows the Policies to lapse, provided that the Bank has given written notice to the Executive at least six months prior to the date the Policies will end (and the notice shall describe the particulars thereof); or

8.3           The Executive provides written notice to the Bank that the Executive does not wish to be covered by this Agreement.

8.4           Notwithstanding anything in this Agreement to the contrary, the Bank may not terminate this Agreement prior to the date the Executive Terminates Employment if the Executive is receiving benefits (or would be eligible to receive benefits) under the Bank’s short-term or long-term disability plans, as may be applicable.

8.5           Notwithstanding anything in this Agreement to the contrary, the Bank may not terminate this Agreement subsequent to a change in control, as such term is defined in the Bank’s employment and change in control agreements, if the Executive remains employed with the Bank or any successor to the Bank.  If the Executive Terminates Employment subsequent to a change in control, the Agreement will terminate.

IX.	EXECUTIVE’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Executive may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policies nor any rights, options, privileges or duties created under this Agreement.  In the event the Executive transfers all of the Executive’s interest in the Policies, then all of the Executive’s interest in the Policies and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policies or in this Agreement.

X.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns.

XI.	CLAIM AND REVIEW PROCEDURES

Claims Procedure.  Any person or entity who has not received benefits under the Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

11.1           Initiation – Written Claim.  The claimant initiates a claim by submitting to the Bank’s Human Resource Department a written claim for the benefits.

11.2           Timing of Bank Response.  The Bank shall respond to such claimant within 90 days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

11.3           Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial,

(b)           A reference to the specific provisions of the Agreement on which the denial is based,

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

11.4           Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

11.5           Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank’s Human Resource Manager a written request for review.

11.6           Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

11.7           Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.8           Timing of Bank Response.  The Bank shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

11.9           Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial,

(b)           A reference to the specific provisions of the Agreement on which the denial is based,

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

XII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIII.	INSURANCE COMPANY NOT PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement.  Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XIV.	AMENDMENT

This Agreement may be amended at any time by the Bank, provided that the Bank promptly delivers a copy of the amendment to the Executive.  Notwithstanding the foregoing, if the amendment will change the Executive’s benefits under this Agreement, or change the amount of imputed income taxed to the Executive, the Bank must notify the Executive in writing describing the particulars of such amendment at least six months prior to the effective date of the amendment.

XV.           MISCELLANEOUS

15.1           Binding Effect.  This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any beneficiary.

15.2           No Guarantee of Employment.  This Agreement is not an employment contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

15.3           Applicable Law.  The Agreement is intended to satisfy the requirements of 29 C.F.R. Section 2520.104-24 and shall be administered in accordance therewith.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

15.4           Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank.

15.5           Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

15.6           Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

15.7           Administration.  The Compensation Committee of the Bank’s Board of Directors shall have all powers which are necessary to administer this Agreement, including but not limited to:

(a)           Interpreting the provisions of this Agreement, in its sole discretion;

(b)           Establishing and revising the method of accounting for this Agreement;

(c)           Maintaining a record of benefit payments; and

(d)           Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

15.8           Named Fiduciary.  The Bank shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

XVI.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable to law and enforced as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                 Berkshire Bank

______________________________                                                                _________________________________
Witness                                                                                      Michael P. Daly

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Witness                                                                                     [Insert Executive’s Name]]